UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2010

Patient Portal Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-107826	02-0656132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

8276 Willett Parkway, Baldwinsville, NY 13027
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code:  (315) 638-6708

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 8, 2010, Patient Portal Technologies, Inc. (the “Company”) filed a Certificate of Amendment to Certificate of Incorporation (the “Amendment”) with the Delaware Secretary of State to amend the Company’s Certificate of Incorporation.  The Amendment, which was effective as of 8:00 a.m. EST, on October 8, 2010 (the “Effective Time”), affected a 1-for-10 reverse stock split of the Company’s common stock, $0.001 par value per share (“Common Stock”).

As a result of the reverse stock split, each ten shares of the Common Stock that were issued and outstanding or held in treasury at the Effective Time were automatically combined into one share.  No fractional shares will be issued in connection with the reverse stock split. Stockholders who are entitled to fractional shares will receive a cash payment in lieu of receiving fractional shares equal to the fractional share interest multiplied by $0.10 (the per share closing price of the Company’s common stock as last reported on the OTC:BB on September 9,2010.

The reverse stock split affects all of the Registrant’s common stock, stock options and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split, which was approved by the Registrant’s stockholders at the annual meeting held on October 7, 2010, will reduce the number of shares of the Registrant’s common stock outstanding from 50,522,153 shares to approximately 5,052,000 shares. The number of authorized shares of common stock will remain at 100,000,000 shares.

The Company’s transfer agent and exchange agent for purposes of the reverse stock split, Continental Stock Transfer & Trust Company, will send instructions to stockholders of record who hold stock certificates regarding the exchange of old stock certificates for new stock certificates.

The Amendment is attached hereto as Exhibit 2.1 and is incorporated by reference herein.  The press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

2.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation

99.1	Press Release, dated October 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 11, 2010
By:	/s/ Kevin Kelly
Kevin Kelly
CEO